Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the use of our reports dated February 27, 2012, except as to Notes 2(j), 2(p), 2(y), 3, 4(c), 6, 7, 8, 10, 14, 20, 21 and 23 and Schedules II and III, which are as of June 11, 2012, with respect to the consolidated balance sheets of Genworth Financial, Inc. (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, which reports appear in the Genworth Financial, Inc. Current Report on Form 8-K filed on June 11, 2012. We also consent to the use of our report dated February 27, 2012, with respect to the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the Genworth Financial, Inc. Annual Report on Form 10-K for the year ended December 31, 2011, and to the reference to our firm under the heading “Experts” in the prospectus. The aforementioned reports are incorporated by reference herein.

Our reports on the consolidated financial statements and schedules dated February 27, 2012, except as to Notes 2(j), 2(p), 2(y), 3, 4(c), 6, 7, 8, 10, 14, 20, 21 and 23 and Schedules II and III, which are as of June 11, 2012, refer to the January 1, 2012 retrospective adoption of guidance relating to the presentation of comprehensive income and a change in accounting for costs associated with acquiring and renewing insurance contracts, and the retrospective change in method of accounting for the liability for future policy benefits for level premium term life insurance policies. Our reports also refer to a change in the method of accounting for embedded credit derivatives and variable interest entities in 2010 and for other-than-temporary impairments in 2009.

/s/ KPMG LLP

Richmond, Virginia

June 13, 2012